SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 30, 2005
Date of Report

UQM Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or other jurisdiction of incorporation)	1-10869 (Commission File Number)	84-0579156 (IRS Employer Identification #)

7501 Miller Drive, Frederick, Colorado 80530
(Address of Principal Executive Office)

(303) 278-2002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

This Current Report on Form 8-K is filed by UQM Technologies, Inc., a Colorado corporation (the "Registrant"), in connection with the matters described herein.

Item 1.01 Entry into a Material Definitive Agreement.

Sale of Shares

On June 30, 2005 UQM Technologies, Inc. ("UQM") entered into a definitive agreement ("Purchase Agreement"), attached hereto as Exhibit 10.1, to sell 1,365,188 shares of its common stock ("Shares") at a price of $2.93 per share to two funds managed by The Security Benefit Group of Companies, SBL Fund, Series J and the Security Mid Cap Growth Fund ("Subscribers"). Net aggregate proceeds to UQM from the transaction, which closed on June 30, 2005, were approximately $3,900,000. The Shares were issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended. In connection with the sale and issuance of the Shares, the Purchase Agreement provides that UQM will prepare and file, no later than 30 days immediately following the closing date, a registration statement with the Securities and Exchange Commission ("SEC") covering the resale of the Shares. UQM has agreed to use its best efforts to cause the registration statement to be declared effective by the SEC within 150 days from the date of filing. In the event the registration statement is not declared effective during the foregoing time period, UQM has agreed to pay to the investors, as partial liquidated damages, an amount equal to 1% of the original investment for each month the registration statement is not effective up to a maximum of 10%.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On June 30, 2005, UQM issued a press release announcing the completion of the sale of the Shares. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

10.1 Securities Purchase Agreement

99.1  Press Release Dated June 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM Technologies, Inc., Registrant
June 30, 2005	/s/ Donald A. French Donald A. French, Treasurer